Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Patrick C. O’Connor	Laura Guerrant-Oiye
Aviza Technology, Inc.	Principal
Chief Financial Officer	Guerrant Associates
Phone: +1 (831) 439-6360	Phone: +1 (808) 882-1467
Fax: +1 (831) 439-6223	Fax: +1 (808) 882-1267
pat.oconnor@aviza.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY RECEIVES DELISTING NOTICE FROM NASDAQ; INTENDS TO APPEAL

Application to Transfer Listing to NASDAQ Capital Market is Denied

SCOTTS VALLEY, Calif., September 26, 2008—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today announced that on September 22, 2008 its application to transfer the listing of its securities to The NASDAQ Capital Market had been denied and that it received a Staff Determination Letter from NASDAQ on September 24, 2008 notifying the Company that its securities are subject to delisting from The NASDAQ Global Market.

As previously announced, on April 3, 2008, NASDAQ notified the Company that the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).  In accordance with Marketplace Rule 4450(a)(5), the Company was provided 180 calendar days, through September 24, 2008, to regain compliance with that requirement.  The Staff Determination Letter stated that the Company has not regained compliance within the given grace period and, as a result, unless the Company requests an appeal of the Staff Determination, trading of the Company’s common stock will be suspended effective on the opening of business on October 3, 2008, and a Form 25-NSE will be filed with the Securities and Exchange Commission to remove the Company’s securities from listing and registration on NASDAQ.

The Company intends to appeal the Staff Determination to a NASDAQ Listing Qualification Panel (the “Panel”).  A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The Company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the Company can be found at http://www.aviza.com.

# # #